 As filed with the Securities and Exchange Commission on January 23, 2007

An Exhibit List can be found on page II-2

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM SB-2

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VUBOTICS, INC.

(Name of small business issuer in its charter)

Nevada	7373	58-2212465
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

Vubotics, Inc.
5555 Glenridge Connector
Suite 200
Atlanta, GA 30342
(404) 459-5850
(Address and telephone number of principal executive offices and principal place of business)

Philip E. Lundquist, Chief Executive Officer
Vubotics, Inc.
5555 Glenridge Connector
Suite 200
Atlanta, GA 30342
(404) 459-5850
(Name, address and telephone number of agent for service)

Copies to:

Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value	7,399,799	(1)(3)	$0.38	(2)	$2,811,924	$300.88
Total	7,399,799				$2,811,924	$300.88

(1)           Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement.

(2)           Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on December 18, 2006.

(3)           The Company is also required to register up to 7,399,799 shares of common stock issuable upon the exercise of common stock purchase warrants sold by the Company in the private offering which occurred on August 24, 2006 in connection with the 7,399,799 shares of common stock included in this Registration Statement. As the Company currently does not have enough authorized shares of common stock to issue upon exercise of these common stock purchase warrants, subject to obtaining shareholder approval, the Company intends to register these shares in a subsequent amendment to this Registration Statement. Thus, the total amount of shares included in this registration statement represents only 50% of the number of shares that the Company is required to register.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  This Prospectus is included in the Registration Statement that was filed by Vubotics, Inc. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY 23, 2007

VUBOTICS, INC.
7,399,799 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 7,399,799 shares of our common stock solely consisting of 7,399,799 shares of common stock that have been issued to the reselling stockholders.  The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. All costs associated with this registration will be borne by us.

Our common stock listed on the Over-The-Counter Bulletin Board under the symbol “VBTC.OB” The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on December 29, 2006, was $0.30.

Investing in these securities involves significant risks.   See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2007.

VUBOTICS, INC.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Use of Proceeds
Market for Common Equity and Related Stockholder Matters
Forward-Looking Statements
Management’s Discussion and Analysis or Plan of Operation
Description of Business
Description of Property
Legal Proceedings
Management
Executive Compensation
Certain Relationships and Related Transactions
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Indemnification for Securities Act Liabilities
Plan of Distribution
Selling Stockholders
Legal Matters
Experts
Changes in Accountants
Available Information
Consolidated Financial Statements
Recent Sales Of Unregistered Securities
Exhibits
Undertakings
Signatures

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Vubotics”, “Company”, “we,” “us,” or “our” refer to Vubotics, Inc.

VUBOTICS, INC.

We, through our QuantumReader subsidiary, are developing a new type of software product called QuantumReader (“QuantumReader”). We have developed a software application called VuIT tm based on the QuantumReader technology. QuantumReader is a hardware independent software system which changes the way in which text is displayed on electronic displays. Rather than treat the display like a static piece of paper, Quantum Reader dynamically delivers text to the viewing surface. We believe this automated presentation has the potential to decrease eye strain, increase reading rate, and improve comprehension. This is done by analyzing the content and tagging each individual word for comprehension and recognition characteristics. The words are then displayed one at a time, as large as desired, and at a rate of speed optimized for the reader. The system also improves comprehension by integrating graphics and sound into the text in locations where they are most effective. We have completed the beta test stage in the development of the VuIT™ applications and is currently selling the product. There can be no assurances that the projected potential applications of the QuantumReader will function in a way that will meet the Company’s product objectives or be accepted by the marketplace. See “Risk Factors.”

Certain Patent applications have been made in connection with the QuantumReader technology and the related methods of analysis, abstraction and delivery of electronic information. There can be no assurances that these patents will be granted. See “Risk Factors”.

Recent Developments

August 2006 Financing

In August of 2006 we offered and sold 7,399,799 shares (the “Shares”), of common stock, $0.001 par value (the “Common Stock”), together with warrants to purchase up to an additional 7,399,799 shares of Common Stock (the “Warrants”; the Warrants and Shares shall collectively be referred to as the “Securities”) for an aggregate amount of proceeds of $2,229,940 (the “Offering”). The Warrants have an exercise price of $0.60 per common share and a term of five years. The Securities were sold solely to accredited investors in a private placement offering exempt from registration under the Securities Act of 1933.

In connection with the private placement, we entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of August 24, 2006, with purchasers of the securities that contains customary representations, warranties and covenants. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends, and include certain cashless-exercise provisions.  The Warrants also contain anti-dilution adjustments to the exercise price and number of common shares issuable upon exercise in the event of certain dilutive issuances of equity securities.

In connection with the private placement, we entered into a Registration Rights Agreement with the purchasers of the securities pursuant to which we agreed to file a registration statement with the SEC within 60 days of the closing and use commercially reasonable efforts to obtain effectiveness of the registration statement within 30 days after the filing date (subject to a 30 day extension if the registration statement is reviewed by the SEC). The registration statement will cover the resale of Shares and the shares of Common Stock underlying the Warrants (the “Warrant Shares”).  Our failure to abide by the effectiveness and certain other covenants contained in the Purchase Agreement relating to registration rights will result in our obligation to pay liquidated damages to each purchaser in the form of cash or common stock priced at $0.30 per share, subject to adjustment, at the rate of one percent of the amount equal to the product of (i) $0.30 and (ii) the number of shares of Registrable Shares, as defined below, then held by each purchaser for the initial 30 day period of the failure to have the registration statement become effective within 90 days after its filing date (or 120 days after its filing date if the registration statement is reviewed by the SEC, (and for each 30-day period thereafter up to 15 months). Registrable Shares means each Share and each Warrant Share.

Furthermore, under the requirements of the Purchase Agreement, we are required to hold a special or an annual meeting of our stockholders at which we are required to obtain approval of our stockholders holding the majority of our common stock outstanding as of a certain record date, of a proposal to increase the number of authorized Common Stock to not less than 75,000,000 shares (“Stockholder Approval”), on or before December 31, 2006 (the “Stockholder Meeting Deadline”).

If Stockholder Approval is not for any reason obtained by the Stockholder Meeting Deadline, then we will be obligated to make the payments to each purchaser (collectively the “Purchasers”) as set forth below in the form of liquidated damages and not as a penalty. The amount to be paid by us to each purchaser shall be equal to 1% of the product of (i) $0.30 and (ii) the number of Warrant Shares issuable upon exercise of all of the Warrants then held by such purchaser for each 30-day period (or pro rata for a lesser period) after the Stockholder Meeting Deadline during which Stockholder Approval is not obtained, subject to an overall limit of up to 50 months of partial liquidated damages. Therefore, based on 7,399,799 units sold, each 30-day period we may be obligated to pay up to an aggregate of $22,199 in liquidated damages for failure to obtain Stockholder Approval for any reason by the Stockholder Meeting Deadline. As of January 22, 2007 as a result of our failure to obtain Stockholder Approval by the Stockholder Meeting Deadline, we are obligated to pay to the Purchasers liquidated damages in an aggregate amount of $16,279.56. As further described below, we have filed with the SEC on January 3, 2007, a definitive Proxy Statement on Schedule 14(a) with respect to the annual meeting of our stockholders, including obtaining Stockholder Approval, which will be held on January 30, 2007.

Neither the Shares offered and sold in the private placement nor the shares of Common Stock underlying the Warrants were registered under the Securities Act, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. We offered and sold the above-referenced securities in reliance on the statutory exemption from registration in Section 4(2) of the Securities Act, and on Rule 506 under the Securities Act.

For the nine month period ended September 30, 2006, we generated revenues of $37,000 and had a net loss of $1,649,086. In addition, for the year ended December 31, 2005, we recorded revenues of $2,672 and a net loss of $2,038,096.  As a result of recurring losses from operations our auditors, in their report dated March 29, 2006, have expressed substantial doubt about out ability to continue as a going concern.

Annual Meeting of Stockholders – Proxy Statement on Schedule 14(a)

On January 3, 2007, we filed with the SEC a definitive Proxy Statement on Schedule 14(a), which is incorporated by reference herein with respect to the annual meeting of our stockholders which will be held on January 30, 2007, at 4:30 p.m., Eastern Standard Time, at the Capital City Club located at 53 W. Brookhaven Dr. NE, Atlanta, Georgia 30319.

The following is a summary of the proposals that our Board of Directors (the “Board”) submitted to our shareholders of record as of December 1, 2006 (at the time of filing of this Registration Statement, Amendment No. 1 each of the following proposals has not been voted on):

(1)                                   To elect three (3) directors to the Board of Directors.  Each director elected by the stockholders will serve for a one-year term and until the election and qualification of his or her successor;

(2)                                   To approve a proposal to change our state of incorporation from Nevada to Georgia by merging our company into our wholly-owned subsidiary incorporated in Georgia;

(3)                                   To ratify the appointment of E. Philip Bailey, CPA, PC as independent registered public accounting firm for fiscal years 2006 and 2007; and

(4)                                   To transact such other business as may properly come before the meeting.

Our executive offices are located at 5555 Glenridge Connector, Suite 200, Atlanta, GA 30342, and our telephone number is (404) 459-5850. We are a Nevada corporation.

The Offering

Common stock outstanding before the offering.	49,885,718 shares

Common stock offered by selling stockholders

Up to 7,399,799 shares of common stock that have already been issued to the selling stockholders. The Company is also required to register up to 7,399,799 shares of common stock issuable upon the exercise of common stock purchase warrants which the Company intends to register in an amendment to this Registration Statement. Thus, the total amount of shares included in this prospectus represents only 50% of the number of shares that the Company is required to register.

Common stock to be outstanding after the offering	49,885,718 shares.

Use of proceeds

We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon the exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Over-The-Counter Bulletin Board Symbol	VBTC.OB

The above information regarding common stock to be outstanding after the offering is based on 49,885,718 shares of common stock outstanding as of December 31, 2006.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Financial Results

The Company has incurred significant operating losses since inception and the Company cannot assure you that the Company will ever achieve profitability.

Since the Company’s inception, the Company has incurred losses every quarter. The extent of the Company’s future operating losses and the timing of profitability are highly uncertain, and the Company may never achieve or sustain profitability. The Company has incurred significant net losses since inception, including net losses of approximately $2,038,096 in 2005, $741,014 in 2004, $391,309 in 2003 and $1,518,486 in 2002. At December 31, 2005, the Company had an accumulated deficit of $11,511,392. Furthermore, for the nine month period ended September 30, 2006, we generated $37,000 in revenue and had a net loss of $1,649,086. The Company anticipates that the Company will continue to incur operating losses for the foreseeable future and it is possible that the Company will never generate substantial revenues from product sales.

The Company is a development stage company with a limited operating history that makes it impossible to reliably predict future growth and operating results.

The Company has not demonstrated that the Company can:

•                          Establish many of the business functions necessary to operate, including sales, marketing, administrative and financial functions, and establish appropriate financial controls;

•                          Make, use, and sell future products without infringing upon third party intellectual property rights; or

•                          Respond effectively to competitive pressures.

If the Company fails to develop products, the Company will not achieve significant revenues and the Company would be unlikely to be able to continue its current level of operations and would be unable to meet its long-term growth plans.

The Company’s future business and financial success will depend on its ability to introduce new products and upgrade existing products into the marketplace. Developing new products and upgrades to existing and future products imposes burdens on the Company’s management. This process is costly, and the Company cannot assure any investor that the Company will be able to successfully develop any products or enhance any future products. If the Company’s product development efforts are unsuccessful, the Company will have incurred significant costs without recognizing the expected benefits and business prospects will suffer.

The Company may not be able to expand market acceptance of the use of products, which would severely harm the Company’s ability to achieve significant revenues.

The Company cannot assure any investor that the Company’s proposed products will achieve market acceptance. Failure of the Company’s proposed products to gain market acceptance would severely harm the Company’s business, financial condition and results of operations.

The Company’s future capital needs are uncertain. The Company will need to raise additional funds in the future and these funds may not be available on acceptable terms or at all.

The Company believes that the Company’s current cash and cash equivalents are sufficient to meet projected operating requirements through June 1, 2007. Therefore, the Company may seek additional funds from public and private stock or debt offerings, borrowings or other sources prior to such time. The Company’s capital requirements will depend on many factors, including:

•                          The revenues generated by sales of products that the Company develops;

•                          The costs required to develop new products;

•                          The costs of obtaining and defending patents, trademarks and copyrights of the Company’s products;

•                          The costs associated with expanding the Company’s sales and marketing efforts;

•                          The expenses the Company incurs in selling its products;

•                          The costs associated with any expansion of operations;

•                          The costs associated with capital expenditures; and

•                          The number and timing of any business acquisitions or other strategic transactions.

As a result of these factors, the Company will need to raise additional funds, and these funds may not be available on favorable terms, or at all. Furthermore, if the Company issues equity or debt securities to raise additional funds, the Company’s existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders. In addition, if the Company raises additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to the Company’s potential products or proprietary technologies, or grant licenses on terms that are not favorable to the Company. If the Company cannot raise funds on acceptable terms, the Company may not be able to develop or enhance the Company’s products, execute the Company’s business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

Auditor’s opinion expresses doubt about our ability to continue as a “going concern”

The independent auditors dated March 29, 2006 on our December 31, 2005 financial statements state that our historical losses and the lack of revenues raise substantial doubts about our ability to continue as a going concern, due us suffering recurring losses and having a net capital deficiency . We cannot assure you that we will be able to generate revenues or maintain any line of business that might prove to be profitable. Accordingly, a purchase of our common stock should be considered a high-risk investment because investors will be placing their funds at risk in a development stage company with the attendant unforeseen costs, expenses and problems that a company in this phase of business may encounter. Despite obtaining funding in the amount of approximately $2.2 million dollars as of August 24, 2006, our ability to continue as a going concern is subject to our ability to generate a profit or obtain further necessary funding from outside sources, including obtaining additional funding from the sale of our securities, generating revenues/sales or obtaining credit lines or loans from various financial institutions where possible. If we are unable to develop our business, we may have to discontinue operations or cease to exist, which would be detrimental to the value of our common stock. We can make no assurances that our business operations will develop and provide us with significant cash to continue operations.

We will be required to raise additional capital to fund our operations.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. Also, any new equity securities may have greater rights, preferences or privileges than our existing common stock. A material shortage of capital will require us to take drastic steps such as reducing our level of operations, disposing of selected assets or seeking an acquisition partner. If cash is insufficient, we will not be able to continue operations.

Risks Related To Our Business

If we fail to protect our intellectual property rights, others may take advantage of our ideas and compete directly against us.

We rely in part on patents, trade secrets and other proprietary technologies to protect our products. We may not be able to obtain or maintain adequate U.S. patent protection for new products or ideas, or prevent the unauthorized disclosure of our technical knowledge or other trade secrets by our employees. Additionally, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Even if our intellectual property rights are adequately protected, litigation may be necessary to enforce them, which could result in substantial costs to us and substantial diversion of the attention of our management and key technical employees. If we are unable to adequately protect our intellectual property, our competitors could use our intellectual property to develop new products or enhance their existing products. This could harm our competitive position, decrease our market share or otherwise harm our business.

The Company’s success will depend on the Company’s ability to attract and retain key personnel, programming and engineering staff. If the Company fails to attract and retain key personnel and programming staff, the Company may be unable to succeed in its market.

The Company believes future success will depend on the Company’s ability to manage its growth successfully, including attracting and retaining programmers, engineers and other highly skilled personnel. The Company’s key employees may terminate their employment with the Company at any time. Hiring qualified management and technical personnel is difficult due to the limited number of qualified professionals. If the Company fails to attract and retain personnel, particularly management and technical personnel, the Company may not be able to succeed.

We are dependent on our management and the loss of any officer could hinder the implementation of our business plan.

We are heavily dependent upon management, the loss of any of whom could have a material adverse affect on our ability to implement our business plan. While we have entered into employment agreements with certain executive officers, including our Chief Executive Officer and Chief Operating Officer, employment agreements could be terminated for a variety of reasons. If, for some reason, the services of management, or of any member of management, were no longer available to us, our operations and proposed businesses and endeavors may be materially adversely affected. Mr. Lundquist, our Chief Executive Officer, has been primarily responsible for setting up our business plan and our infrastructure. As we continue with our intended operations, other officers may be instrumental in setting up our financial and operational controls and procedures, and we may need to hire additional personnel to perform such functions. Any failure of management to implement and manage our business strategy and growth may have a material adverse affect on us. There can be no assurance that our operating control systems will be adequate to support its future operations and anticipated growth. Failure to manage our growth properly could have a material adverse affect on our business, financial condition or result of operations.

The Company will need to increase the size of its organization, and may experience difficulties in managing growth.

Vubotics is a small company with minimal employees as of September 30, 2006. The Company expects to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipates that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional independent contractors and managers. The Company’s future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have periodically offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Risks Related to This Offering, the Company’s Common Stock and Its Market Value

The Company does not currently have enough common stock authorized to issue upon the exercise, if any, of the 7,399,799 common stock purchase warrants sold by the Company in the private offering which occurred on August 24, 2006.

This Prospectus relates to up to 7,399,799 shares of common stock offered by selling stockholders sold by the Company in the private offering which occurred on August 24, 2006 (the “Offering”). The Company is also required to register up to 7,399,799 shares of common stock issuable upon the exercise of common stock purchase warrants sold by the Company in connection with the Offering. As the Company currently does not have enough authorized shares of common stock to issue upon exercise of these common stock purchase warrants, the Company intends to register these shares in an amendment to this Registration Statement. Thus, the total amount of shares included in this registration statement represents only 50% of the number of shares that the Company is required to register.

The Company needs to increase its authorized Common Stock to not less than 75,000,000 shares by December 31, 2006, and if it fails to do so, it may be liable for liquidated damages.

The Company requires substantial working capital to fund our business. Furthermore, under the requirements of the financing documents entered into in connection with the private offering which took place in August of 2006, The Company is required to hold a special or annual meeting of its stockholders at which it is required to obtain approval of its stockholders holding the majority of its common stock outstanding as of a certain record date, of a proposal to increase the number of authorized Common Stock to not less than 75,000,000 shares (“Stockholder Approval”), on or before December 31, 2006 (the “Stockholder Meeting Deadline”). The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline.

If, despite the Company’s commercial reasonable efforts, the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional Stockholder Meeting to be held every three (3) months thereafter until such Stockholder Approval is obtained and the Company. If Stockholder Approval is not for any reason obtained by the Stockholder Meeting Deadline, then the Company shall make the payments to each Purchaser as provided in the next sentence as liquidated damages and not as a penalty.  The amount to be paid by the Company to each Purchaser shall be equal to 1% (the “Liquidated Damage Rate”) of the product of (i) the per unit Purchase Price of the Units purchased by the Purchaser under this Agreement and (ii) the number of Warrant Shares issuable upon exercise of all of the Warrants then held by such Purchaser for each 30-day period after the Stockholder Meeting Deadline during which Stockholder Approval is not obtained, subject to an overall limit of up to 50 months of partial liquidated damages. Therefore, based on 7,399,799 units sold, each 30-day period we may be obligated to pay up to an aggregate of $22,199 in liquidated damages. As of January 22, 2007 as a result of our failure to obtain Stockholder Approval by the Stockholder Meeting Deadline, we are obligated to pay to the Purchasers liquidated damages in an aggregate amount of $16,279.56. As further described below, we have filed with the SEC on January 3, 2007, a definitive Proxy Statement on Schedule 14(a) with respect to the annual meeting of our stockholders which will be held on January 30, 2007.

On January 3, 2007, we filed with the SEC a definitive Proxy Statement on Schedule 14(a), which is incorporated by reference herein with respect to the annual meeting of our stockholders, including obtaining Stockholder Approval, which will be held on January 30, 2003.

The Company needs to increase its authorized Common Stock to not less than 75,000,000 shares which could lead to dilution of the ownership interest of investors.

The Company currently has authorized 50,000,000 shares of Common Stock. In order to raise additional funds through the issuance of equity, equity-related or convertible debt securities, the Company may need to increase its authorized common stock, the additional issuances of which could lead the holders of its common stock to experience additional dilution.

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.

Although our common stock trades on the Over-the-Counter Bulletin Board (the “OTCBB”), a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTCBB to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time. The OTCBB is an inter-dealer, Over-The-Counter market that provides significantly less liquidity than the NASD’s automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•                          the issuance of new equity securities;

•                          changes in interest rates;

•                          competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•                          variations in quarterly operating results;

•                          change in financial estimates by securities analysts;

•                          the depth and liquidity of the market for our common stock;

•                          investor perceptions of our company and the technologies industries generally; and

•                          general economic and other national conditions.

The limited prior public market and trading market may cause volatility in the market price of our common stock.

Our common stock is currently traded on a limited basis on the OTCBB under the symbol “VBTC.OB” The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•                          investors may have difficulty buying and selling or obtaining market quotations;

•                          market visibility for our common stock may be limited; and

•                          a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our stock price has historically been volatile and the future market price for our common stock may continue to be volatile. Further, the limited market for our shares will make our price more volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been very volatile. Since our acquisition of QuantumReader, Inc. (“QR”) in November of 2004 and through the fiscal quarter ended December 31, 2006, the closing market price for our common stock has ranged from $0.65 to $0.02. Any future market price for our shares may continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

The Company’s common stock may be considered a “penny stock” and may be difficult to sell.

To be considered to be a “penny stock,” securities must meet one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis. Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Potential investors in the Company’s common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of the Company’s common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

Upon such time as the Company’s stock is actively traded, if the Company fails to maintain effective internal controls over financial reporting, the price of the Company’s common stock may be adversely affected.

The Company’s internal controls over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of the Company’s common stock. The Company is required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact the Company’s public disclosures regarding the Company’s business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in the Company’s internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in the Company’s internal controls over financial reporting, disclosure of management’s assessment of the Company’s internal controls over financial reporting or disclosure of the Company’s public accounting firm’s attestation to or report on management’s assessment of the Company’s internal controls over financial reporting may have an adverse impact on the price of the Company’s common stock.

Upon such time as the Company’s stock is actively traded, standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if the Company fails to comply in a timely manner, the Company’s business could be harmed and the Company’s stock price could decline.

Rules adopted by the Securities and Exchange Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of the Company’s internal control over financial reporting, and attestation of the assessment by the Company’s independent registered public accountants. This requirement will first apply to the Company’s annual report for fiscal 2006. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. The Company may encounter problems or delays in completing activities necessary to make an assessment of the Company’s internal control over financial reporting. In addition, the attestation process by the Company’s independent registered public accountants is new and the Company may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by the Company’s independent registered public accountants. If the Company cannot assess the Company’s internal control over financial reporting as effective, or the Company’s independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

The market price of the Company’s common stock may be adversely affected by several factors.

The market price of the Company’s common stock could fluctuate significantly in response to various factors and events, including:

•          the Company’s ability to execute its business plan;

•          operating results below expectations;

•          loss of any strategic relationship;

•          industry developments;

•          economic and other external factors; and

•          period-to-period fluctuations in its financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

The Company does not expect to pay dividends in the future. Any return on investment may be limited to the value of the Company’s stock.

The Company does not anticipate paying cash dividends on its stock in the foreseeable future. The payment of dividends on the Company’s stock will depend on its earnings, financial condition and other business and economic factors affecting the Company at such time as the board of directors may consider relevant. If the Company does not pay dividends, its stock may be less valuable because a return on your investment will only occur if the Company’s stock price appreciates.

A sale of a substantial number of shares of the Company’s common stock may cause the price of its common stock to decline.

If the Company’s stockholders sell substantial amounts of the Company’s common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of its common stock could fall. These sales also may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems reasonable or appropriate. Stockholders who have been previously issued shares in connection with any private offerings and/or private placements will be able to sell their shares pursuant to Rule 144 under the Securities Act of 1933, beginning one year after the stockholders acquired their shares.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.  However, if and when we do register the common stock underlying the warrants sold, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the 7,399,799 warrants. We expect to use the proceeds received from the exercise of these warrants, if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board, referred to herein as the OTCBB, under the symbol “VBTC.OB” The following table sets forth, for the calendar periods indicated, the range of the high and low last reported bid prices of our common stock, as reported by the OTCBB.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

	High	Low

Fiscal Year 2004 (January 1, 2004 – December 31, 2004)*
First quarter (January 1, 2004 - March 31, 2004) *	n/a	n/a
Second quarter (April 1, 2004 – June 30, 2004) *	n/a	n/a
Third quarter (July 1, 2004 – September 30, 2004) *	n/a	n/a
Fourth quarter (October 1, 2004 – December 31, 2004)	n/a	n/a

Fiscal Year 2005 (January 1, 2005 – December 31, 2005)
First quarter (January 1, 2005 - March 31, 2005) **	$0.1	$0.1
Second quarter (April 1, 2005 – June 30, 2005)	$0.1	$0.02
Third quarter (July 1, 2005 – September 30, 2005)	$0.25	$0.05
Fourth quarter (October 1, 2005 – December 31, 2005)	$0.25	$0.01

Fiscal Year 2006 (January 1, 2006 – December 31, 2006)
First quarter (January 1, 2006 - March 31, 2006)	$0.40	$0.15
Second quarter (April 1, 2006 – June 30, 2006)	$0.65	$0.25
Third quarter (July 1, 2006 – September 30, 2006)	$0.52	$0.37
Fourth quarter (October 1, 2006 – December 31, 2006)	$0.62	$0.30

*For the periods indicated, the Company’s common stock was not trading on its primary market.

** Fir the period indicated, trading in the Company’s common stock resumed on March 14, 2005.

As of December 31, 2006, there were approximately 554 holders of record of our common stock.

We have appointed Standard Registrar and Transfer Company, Inc., 12528 South 1840 East, Draper, Utah 84020, as transfer agent for our shares of common stock.

Equity Compensation Plan Information

In May 2006, our Board of Directors adopted our 2006 Stock Option and Restricted Share Plan (“2006 Incentive Award Plan” or “Plan”), to reserve 3,300,000 shares of the Company’s common stock for issuance upon the exercise of stock options or the grant of restricted shares, which adoption is subject to stockholder approval at the annual meeting. We are seeking stockholder approval in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, the requirements under Section 422 of the Code with respect to incentive stock options to the extent such options are granted under the 2006 Incentive Award Plan. The following may be granted under the Plan: shares of restricted common stock; options to acquire shares of our common stock intended to qualify as incentive stock options, or ISOs, under Section 422(b) of the Internal Revenue Code; or non-qualified stock options to acquire shares of our common stock, or NSOs.

The Plan provides that the exercise price for ISOs and NSOs is not less than the fair market value per share of our common stock at the date of grant. The Company cannot reprice outstanding options granted under the 2006 Incentive Award Plan without the consent of its stockholders. The option exercise price must be paid in full at the time the notice of exercise of the option is delivered to us and must be tendered in cash, or by personal or certified check. The Plan’s Administrator has the discretion to permit a participant to exercise by delivering a combination of shares and cash. Each option expires within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of our voting stock, the exercise price may not be less than 110% of the fair market value per share at the date of grant, and the term of the ISOs may not exceed five years. As of the six month period ending June 30, 2006, no securities were granted under this plan.

Other than the 2006 Incentive Award Plan, we maintain no other equity compensation plan pursuant to which we may grant equity awards to eligible persons.

The following table summarizes our equity compensation plan information as of December 31, 2006.

Plan Category(1)	Number of Shares to Be Issued upon Exercise of Outstanding Options, Warrants and Rights)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)

Equity Compensation plans approved by stockholders	0	N/A	N/A
Equity Compensation plans not approved by stockholders	0	N/A	3,300,000
Total	0	N/A	3,300,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

FORWARD-LOOKING INFORMATION

The information in this report contains forward-looking statements.  All statements other than statements of historical fact made in this report are forward looking.  In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements.  These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  Forward-looking statements reflect management’s current expectations and are inherently uncertain.  Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.  Such discussion represents only the best present assessment of our management.

BUSINESS OVERVIEW

The Company is a holding company with one operating subsidiary, QuantumReader.

Vubotics, through its QuantumReader subsidiary, is developing a new type of software product called QuantumReader (“QuantumReader”). The Company has developed a software application called VuIT tm  based on the QuantumReader technology. QuantumReader is a hardware independent software system which changes the way in which text is displayed on electronic displays. Rather than treat the display like a static piece of paper, Quantum Reader dynamically delivers text to the viewing surface. The Company believes this automated presentation has the potential to decrease eye strain, increase reading rate, and improve comprehension. This is done by analyzing the content and tagging each individual word for comprehension and recognition characteristics. The words are then displayed one at a time, as large as desired, and at a rate of speed optimized for the reader. The system also improves comprehension by integrating graphics and sound into the text in locations where they are most effective. The Company has completed the beta test stage in the development of the VuIT™ applications and is currently selling the product. There can be no assurances that the projected potential applications of the QuantumReader will function in a way that will meet the Company’s product objectives or be accepted by the marketplace. See “Risk Factors.”

Certain Patent applications have been made in connection with the QuantumReader technology and the related methods of analysis, abstraction and delivery of electronic information. There can be no assurances that these patents will be granted. See “Risk Factors”.

RESULTS OF OPERATIONS

Comparison of the Nine Months Ended September 30, 2006 to the Nine Months Ended September  30, 2005 .

General. The following discussion and analysis explains trends in the Company’s financial condition and results of operations for the Nine months ended September 30, 2006 and 2005. The consolidated financial statements and notes thereto included, as part of the financial statements should be read in conjunction with these discussions.

The Company incurred a net loss for the nine months ended September 30, 2006 of $1,649,086 This compares to a loss of $1,340,632 for the same period in 2005, an increase of $308,454 or 23.0%. The increase is primarily due to an increase in product development and marketing expenses of $554,158 and increased legal expenses of $302,267 primarily related to regulatory compliance and intellectual property, offset by a one-time gain on debt restructure of $798,046.

The Company earned revenue for the nine months ended September 30, 2006 of $37,000 related to a pilot project with a media content provider.  Minimal revenue was earned for the Nine months ended September 30 2005.

Comparison of the Three months ended September 30, 2006 and 2005

General. The following discussion and analysis explains trends in the Company’s financial condition and results of operations for the three months ended September 30, 2006 and 2005. The consolidated financial statements and notes thereto included, as part of the financial statements should be read in conjunction with these discussions.

The Company incurred a net loss for the three months ended September 30, 2006 of $505,908. This compares to a loss of $465,127 for the same period in 2005, an increase of $40,781 or 8.8%.  The increase is primarily due to an increase in product development and marketing expenses of $82,447 offset by a lower interest expense of $22,002.

The Company earned revenue for the three months ended September 30, 2006 of $37,000 related to a pilot project with a media content provider.  No revenue was earned for the three months ended September 30, 2005.

Liquidity and Capital Resources

As of September 30, 2006, the Company had a cash balance of 1,128,504, and $1,183,942 in total assets. The Company’s current liabilities decreased from $2,958,525 to $1,293,602. This decrease is due to the restructure of notes payable whereby the terms were modified and accrued interest was forgiven.  The Company’s notes payable with an aggregate principal balance of $1,135,000 was restructured pursuant to agreements whereby the old notes and terms were exchanged for new notes and new terms.  Under the agreements, accrued interest of $935,546 was forgiven, interest rates were reduced to 10% and maturity was extended to December, 2008.  In addition, accrued interest of $191,185 was combined with the outstanding principal balance of one of the old notes into a new note.

Net cash used by operations was $1,137,742 related to the costs and expense of generating business, which primarily consisted of fees to employees, software developers and repayments of accrued liabilities.  Net cash used by investing activities was $17,631 consisting of equipment purchases.  On August 24, 2006, the Company sold 7,399,799 shares of common stock together with warrants to purchase up to an additional 7,399,799 shares of common stock for an aggregate of $2,219,940. The warrants have an exercise price of $0.60 per common share and a term of five years.  Net cash provided by financing activities was $2,283,694 for the nine months ended September 30, 2006 resulting from the sale of common stock, the issuance of notes payable, and loans from a related party.  Notes payable on demand of $925,000 bear an interest rate of 10% per annum due December 31, 2008 and notes payable $308,868 bear an interest rate of 10% per annum due December 15, 2008.  The company issued certain short-term notes with an aggregate principle amount of $235,000 due within twelve months.  The company paid these notes along with interest of $5,000 in August 2006.

The Company has financed its operations primarily through the sale of its common stock and notes payable.

The Company believes that in light of its recently completed financing in August of 2006 pursuant to which it raised aggregate gross proceeds of $2,219,939.80, these proceeds will be sufficient to meet its cash needs for the next twelve months. Subsequent cash needs will be met by debt financings, loans from its directors, officers and shareholders and private placements of Company securities. However, there can be no assurances that the Company will be successful in obtaining sufficient funds needed for the subsequent development of its business.  If the Company issues more shares of its common stock its shareholders may experience dilution in the value per share of their common stock.

The Company continues to investigate the availability, source and terms for external financing, but has not entered in to any agreements at this time for such financing. The Company cannot assure that funds will be available from any source, or, if available, that the Company will be able to obtain the funds on terms agreeable to it. Any additional debt the Company incurs could result in a substantial portion of its cash flows from operating activities, if any, being used for the payment of principal and interest on the indebtedness, and could render the Company more vulnerable to competitive challenges and economic downturns.

Comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2004

General. The following discussion and analysis explains trends in the Company’s financial condition and results of operations for the years ended December 31, 2005 and 2004. The consolidated financial statements and notes thereto included as part of the financial statements should be read in conjunction with these discussions.

The Company incurred a net loss for the twelve months ended December 31, 2005 of $2,038,096. This compares to a loss of $741,014 for the same period in 2004, an increase of $1,297,082, or 175%

The Company recorded revenues of $2,672 for the year ended December 31, 2005 compared to $5,635 for the year ended December 31, 2004. These revenues were derived from the sale of virtual reality headsets.

The increase in net loss is primarily the result of an increase in consulting fees of $1,050,302 incurred in an effort to reposition the Company for future opportunities offset by the write-down of intangible assets of $102,529 in 2004.

Liquidity and Sources of Capital

As of December 31, 2005, the Company had a cash balance of $183, and $1480 in total assets. The Company’s current liabilities increased from $2,370,140 to $2,958,525. Net cash used in operating activities was $855,858 related to the costs and expense of generating business, which primarily consisted of fees to consultants. Net cash provided by financing activities was $839,996 for the year ended December 31, 2005 resulting from the sale of common stock and loans from a related party. Notes payable on demand of $935,000 bear an interest rate of 12% per annum with twelve month maturity and notes payable on demand of $200,000 bear an interest rate of 13% per annum with twelve month maturity.

The Company has financed its operations primarily through the sale of its common stock.

The Company believes that its cash needs for the next twelve months will be met by debt financings, loans from its directors, officers and shareholders and private placements of Company securities. However, there can be no assurances that the Company will be successful in obtaining sufficient funds needed for the development of its business. If the Company issues more shares of its common stock its shareholders may experience dilution in the value per share of their common stock. See “Risk Factors.”

The Company continues to investigate the availability, source and terms for external financing, but has not entered in to any agreements at this time for such financing. The Company cannot assure that funds will be available from any source, or, if available, that the Company will be able to obtain the funds on terms agreeable to it. Any additional debt the Company incurs could result in a substantial portion of its cash flows from operating activities, if any, being used for the payment of principal and interest on the indebtedness, and could render the Company more vulnerable to competitive challenges and economic downturns.

AUDITOR’S OPINION EXPRESSES DOUBT ABOUT THE COMPANY’S ABILITY TO CONTINUE AS A “GOING CONCERN”

The independent auditors report, dated March 29, 2006, on our December 31, 2005 financial statements included in this Registration Statement, states that due to the Company suffering recurring losses and having a net capital deficiency, this raises substantial doubts about the Company’s ability to continue as a going concern. If we are unable to develop our business, we have to discontinue operations or cease to exist, which would be detrimental to the value of the Company’s common stock. We can make no assurances that our business operations will develop and provide us with significant cash to continue operations.

CRITICAL ACCOUNTING POLICIES

The Company has nominal operating revenue as it is in the development process of its product. At such time as the Company has revenue, the Company intends to adopt such policies as revenue recognition and stock compensation.

DESCRIPTION OF BUSINESS

The Company is a holding company with one operating subsidiary, QR, and one non-operating subsidiary, Truscom.

Organization History

On February 26, 1999, Halifax International, Inc. (formerly Silver Strike Mining Company, “the Company”) acquired Christopher Partners, Inc. through the issuance of 5,414,111 shares of common stock. Shareholders of Silver Striker Mining Company received a total of 1,022,500 shares of Halifax International, Inc. common stock and $125,000. The Company also authorized a name change to Halifax International, Inc. upon the effective date of the merger. This merger is treated as a reverse acquisition and, therefore, all historical information is that of the accounting survivor Christopher Partners, Inc.

In November, 2004, Halifax International, Inc. changed its name to Vubotics, Inc.

Products and Technology

Vubotics, through QR, is developing a new type of software product called QuantumReader (“QuantumReader”). The Company has developed a software application called VuIT tm  based on the QuantumReader technology. QuantumReader is a hardware independent software system which changes the way in which text is displayed on electronic displays. Rather than treat the display like a static piece of paper, Quantum Reader dynamically delivers text to the viewing surface. The Company believes this automated presentation has the potential to decrease eye strain, increase reading rate, and improve comprehension. This is done by analyzing the content and tagging each individual word for comprehension and recognition characteristics. The words are then displayed one at a time, as large as desired, and at a rate of speed optimized for the reader. The system also improves comprehension by integrating graphics and sound into the text in locations where they are most effective. The Company has completed the beta test stage in the development of the VuIT™ applications and is currently selling the product. There can be no assurances that the projected potential applications of the QuantumReader will function in a way that will meet the Company’s product objectives or be accepted by the marketplace. See “Risk Factors.”

Certain Patent applications have been made in connection with the QuantumReader technology and the related methods of analysis, abstraction and delivery of electronic information. There can be no assurances that these patents will be granted. See “Risk Factors”.

Marketing

The Company intends to market the initial software application of QuantumReader, under the trade name VuIT™, to the mobile communications user market.

The Company intends to introduce its VuIT™ application by putting products into the marketplace sequentially based on the maturity of the VuIT™ platform, the technical capabilities of the device, and the user commitment to the device. As the technical capabilities of VuIT™ are increased and optimized, the product will be introduced laterally into the space occupied by devices capable of fully utilizing the more advanced application. The Company has identified the following potential markets for QuantumReader software technology:

•                  Consumer

•                  Books

•                  News

•                  E-mail

•                  Messaging

•                  Professional

•                  Medical documents

•                  Legal briefs

•                  Continuing educations documents

•                  White papers

•                  Academic

•                  Early education

•                  Higher education

•                  On-line training/learning

•                  Disabled/handicapped

•                  Vision impairment

•                  Dyslexia

•                  ADD

•                  Macular degeneration

•                  Internet

•                  Embedded within web portals

•                  Broadcasting/Advertising

•                  Delivery enhancement

There can be no guarantee the Company will either successfully develop or adapt the QuantumReader software technology for these markets or if the Company is successful in doing so that these markets or any other markets will accept the product.

Intellectual Property:

Intellectual Property To Be Protected

Vubotics has developed proprietary technology during the last two years. This technology has the potential for patent protection. The company will protect these inventions prior to manufacturing products using the technology.

Intellectual Property Owned

We hold exclusive rights to the following patents and trademarks relevant to QuantumReader:

Patents

We have filed the following patent applications relevant to QuantumReader:

VUB01 006 - Provisional (60/852,995) Application October 20, 2006 “System and Method for Analyzing and Delivering Information”

VUB01 001 - U.S. (11/515,950) Application filed on September 6, 2006 “Method for Controlling the Rate of Automated Flow and Navigation”

VUB01 001 PCT - PCT Application No. PCT/US06/034541 filed on September 6, 2006 “Method for Controlling the Rate of Automated Flow and Navigation”

Trademarks

Competition

The Company believes that competitors will emerge with a product that attempts to emulate VuIT™. Currently, there are no known competitors in the market with a product using the technologies, trade secrets and patent pending techniques employed by the Company. However, the academic community has conducted research on similar technologies. The competitors that are expected to emerge could have greater resources than the Company and the Company may not be able to successfully compete against them.

The Company has applied for patents on its technologies and techniques.

Patents, trade marks and trade secrets could limit potential competitor’s ability to create a product that would have the capabilities of VuIT™.

Employees

As of December 31, 2006, we had 4 full-time employees and no part-time employees.

None of our employees are covered by a collective bargaining agreement. We have never experienced a work stoppage and we believe that we have satisfactory working relations with our employees.

DESCRIPTION OF PROPERTY

Our executive offices are located at 5555 Glenridge Connector, Suite 200, Atlanta, GA 30342. We have an agreement for use of office space at this location under a month to month arrangement. The office space contains approximately 2,500 square feet. We rent our office space at a monthly rate of $3,024.

We believe that our existing facilities will be adequate to meet our needs for the foreseeable future. Should we need additional space, management believes it will be able to secure additional space at commercially reasonable rates.

LEGAL PROCEEDINGS

On July 16, 2002, Larry Rodammer (“Rodammer”) filed a complaint against the Company, Mr. Phillip Lundquist and Christopher Partners, Inc., a wholly owned subsidiary of the Company, in the Circuit Court of the 15th Judicial Circuit In and For Broward County, Florida seeking damages arising from three alleged promissory notes for $344,814.79 plus post judgment interest at a rate of 7% per year in excess of $210,000 and other unspecified relief. The litigation arose out of failure to pay two promissory notes made by Christopher Partners, Inc. to Rodammer and one promissory note made by the Company to Rodammer and includes claims against Mr. Lundquist for alleged misrepresentations made to Rodammer. On September 10, 2002, the Defendants filed an answer seeking dismissal of this case.  Rodammer obtained a judgment for $344,815 plus post judgment interest at a rate of 7% per year.

On April 10, 2006, a settlement was reached.  The settlement established a three year payment plan for paying the judgment with interest accruing at a rate of 10% per year.  Mr. Rodammer has agreed to forebear from taking any other action to collect the judgment so long as the payment plan is met.  The settlement agreement contains a release of all claims by Mr. Rodammer against the Company and the Co-Defendants upon completion of the payment plan.  The Company and the Co-Defendants are in the process of dismissing their Appeal.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of December 31, 2006 are as follows:

Name	Age	Position

Philip E. Lundquist	71	Chief Executive Officer, Chief Financial Officer and Chairman
Ronan A. Harris	36	Director
Robert T. Eramian***	62	Director

*Craig J. Larson resigned as a director of the Company effective as of December 13, 2006.

**Roy Dantzman resigned as a director of the Company effective as of December 14, 2006.

***Robert E. Eramian appointed as a director of the Company effective as of December 14, 2006.

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. Pursuant to the Company’s bylaws, the date of the annual meeting is to be determined by the current Board of Directors. On or about December 20, 2006, the Company filed with the SEC a preliminary Proxy Statement on Schedule 14(a) with respect to the Company’s annual meeting of the shareholders to be held sometime in February of 2006.

The following information sets forth the backgrounds and business experience of the directors, executive officers and key employees:

PHILIP E. LUNDQUIST - Mr. Lundquist has served as Secretary/Chief Financial Officer and a Chairman of the Board for the Company since January, 1999. On May 1, 2003, Mr. Lundquist was elected President and Chief Executive Officer of the Company. From 1988 to the present he has served as President of Lundquist Advisory Company, a company which provided corporate finance advisory services. He has held management positions at Reynolds Securities, Montgomery Securities, Inc. and Alex Brown & Sons in Miami, San Francisco and Baltimore. He was Director of Corporate Finance of Deloitte & Touche, Atlanta, Georgia. Mr. Lundquist graduated from Williams College with a bachelors degree in political science and economics in 1957. During 1962 to 1964, he attended the Institute of Investment Banking at the Wharton School of Business, University of Pennsylvania.

RONAN A. HARRIS - In January 1999, Mr. Harris founded Aubyn Management Ltd. which specializes in developing new markets and business opportunities in Japan. From 1996 to January 1999 he was employed as a consultant for JJ International, a financial consulting firm. From December, 1993 to February, 1996 he was employed as an engineer at Mitsubishi Corporation. He graduated with honors from The University of Dublin with a degree in Electrical Engineering. Presently, Mr. Harris lives in Dublin, Ireland and is an executive with Google, Inc.

ROBERT T. ERAMIAN - Mr. Eramian is Managing Director with Strategos Financial LLC, where he has been employed since 2005. Mr. Eramian works closely with Private Family Offices, Hedge Funds and Investment Advisors in his capacity as Managing Director at Strategos Financial, LLC.  From 2002 to 2005, Mr. Eramian was the National Sales Manager for the Philadelphia Financial Group.  From 2000 to 2002, Mr. Eramian handled offerings designed exclusively for high net worth clients while working at Deutsche Banc Alex Brown.  From 1994 to 2000, Mr. Eramian served as the Chief Executive Officer of Iatros Healthcare Corp.  Prior to 1994 Mr. Eramian worked as an Independent Consultant assisting two companies go from start-ups to being listed on the NYSE.  Mr. Eramian received his Bachelor of Arts from Merrimack College in 1966, his Master of Arts from Dayton University in 1967 and his Ph.D./ABD from Emory University in 1980.

There are no family relationships among any of the officers or directors of the Company.

Board Committees

At this time, the board has no committees, including an audit, nominating or compensation committee, but the Company intends to create such committees following the annual meeting and election of directors.

Code of Ethics

The Company adopted a Code of Ethics (the “Code of Ethics”) applicable to the Company’s principal executive, financial and accounting officer and persons performing similar functions. In addition, the Code of Ethics applies to the Company’s employees, officers, directors, agents and representatives.  The Company’s Code of Ethics is intended to comply with the rules and regulations of the Securities and Exchange Commission and the rules of the NASDAQ Stock Market.  The Code of Ethics is available, at no cost, from the Company upon written request to Philip E. Lundquist, Chief Executive Officer of Vubotics, Inc., 5555 Glenridge Connector, Suite 200, Atlanta, GA 30342, and a copy is annexed as Exhibit 14 to the Company’s Annual Report filed on Form 10-KSB with the SEC on March 31, 2006.

Director Compensation

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the fiscal year ended December 31, 2006.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g) (4)	Total ($) (h)
Philip E. Lundquist	—	—	—	—	—	—	—
Ronan A. Harris	—	—	—	—	—	—	—
Robert T. Eramian (1)	—	—	—	—	—	—	—
Craig J. Larson (2)	—	—	—	—	—	—	—
Roy Dantzman (3)	—	—	—	—	—	—	—

(1)           Mr. Eramian appointed as a director of the Company effective as of December 14, 2006.

(2)           Craig J. Larson resigned as a director of the Company effective as of December 13, 2006.

(3)           Roy Dantzman resigned as a director of the Company effective as of December 14, 2006.

(4)           With the exception of reimbursement of expenses incurred by our named executive officers during the scope of their employment, none of the named executive received any other compensation, perquisites, personal benefits in excess of $10,000.

Directors that are non-officers of the Company do not receive a cash retainer annually nor do they receive any remuneration for attendance at a board meeting, other than reimbursement for travel expenses.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer and other named executive officers and directors of our Company whose total annual salary and bonus exceeded $100,000 (collectively, the “named officers”) for fiscal year ended December 31, 2006.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Philip Lundquist CEO, CFO, President, Chairman, Treasurer and Secretary	2006	0	—	—	—	—	—	—	0

(1) With the exception of reimbursement of expenses incurred by our named executive officers during the scope of their employment, none of the named executive received any other compensation, perquisites, personal benefits in excess of $10,000.

The following table sets forth the compensation earned by the Company’s Chief Executive Officer during the fiscal years ended December 31, 2005 and 2004, respectively, and other executive officers whose annual compensation exceeded $100,000 during these fiscal years.

		Annual Compensation		Long-term compensation		Payouts
Name & Principal Position	Year	Salary $	Bonus $	Restricted Stock Awards	Number of Options	LTIP payouts ($)	All other Compensation ($)

Philip Lundquist	2005	0	0	0	0	0	$0
CEO, CFO, President, Chairman, Treasurer and Secretary	2004	0	0	0	0	0	0

Craig J. Larson*	2005	107,850	0	0	0	0	$0
Chief Scientist and Director	2004	0	0	0	0	0	0

*       Resigned in December of 2006.

OPTIONS GRANTS IN LAST FISCAL YEAR

The following table sets forth information with respect to grants of options to purchase our common stock under our Stock Incentive Plan to the named executive officers during the fiscal year ended December 31, 2006.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philip E. Lundquist	—	—	—	—	—	—	—	—	—
Ronan A. Harris	—	—	—	—	—	—	—	—	—
Robert T. Eramian (1)	—	—	—	—	—	—	—	—	—
Craig J. Larson (2)	—	—	—	—	—	—	—	—	—
Roy Dantzman (3)	—	—	—	—	—	—	—	—	—

(1)           Mr. Eramian appointed as a director of the Company effective as of December 14, 2006.

(2)           Craig J. Larson resigned as a director of the Company effective as of December 13, 2006.

(3)           Roy Dantzman resigned as a director of the Company effective as of December 14, 2006.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

	Shares Acquired on Exercise	Value Realized	Number of securities underlying unexercised Options/SARs at FY-end (#)		Value of unexercised in-the-money options/SARs at FY-end ($)(a)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Philip E. Lundquist	—	—	—	—	—	—

Employment Agreements with Executive Officers

We have no employment agreements with any of our executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year ending December 31, 2005, the Company paid Philip E. Lundquist, our CEO, $38,110 for expense reimbursement for business development.

There have not been any other transactions or proposed transactions during the fiscal years ended December 31, 2005 and 2004, to the Company was or is to be a party, in which officers, directors or nominees had or are to have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

We believe that the terms of all of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm’s length basis. Our policy requires that all related parties recuse themselves from negotiating and voting on behalf of our company in connection with related party transactions.

Parents

Not applicable

Promoter and Certain Control Persons

Not applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of  December 31, 2006, except as otherwise indicated in the relevant footnote, by (1) each person or group that we know beneficially owns more than 5% of our common stock, (2) each of our directors and the director nominees, (3) our Chief Executive Officer, and our four most highly compensated executive officers other than our Chief Executive Officer for the fiscal year ended December 31, 2005, collectively referred to in this proxy statement as the “Named Executive Officers,” and (4) all current executive officers and directors as a group. Unless otherwise indicated, the address of each person identified below is c/o Vubotics, Inc., 5555 Glenridge Connector, Suite 200, Atlanta, GA 30342.

The percentages of beneficial ownership shown below are based on 49,885,718 shares of our common stock outstanding as of December 31, 2006, unless otherwise stated. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes those securities over which a person may exercise voting or investment power. In addition, shares of common stock which a person has the right to acquire upon the exercise of stock options within 60 days of December 31, 2006 are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated in the footnotes to this table or as affected by applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

Name	Number of Shares Beneficially Owned Prior to Offering	Percentage of Class Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering		Percentage of Class Beneficially Owned After the Offering
Philip E. Lundquist (1)	7,441,102	14.90%	0	7,441,102		14.90%
Ronan A. Harris (2)	589,323	1.18%	0	589,323		1.18%
Robert T. Eramian (3)	360,000	*	0	360,000		*
Potomac Capital Management Inc. (4)825 Third Avenue 33rd Floor New York, NY 10022	2,733,133	5.48%	2,733,133	2,733,133	**	0	% **
All current directors and named officers as a group (3 in all)	8,390,425	16.82%	0	8,390,425		16.82%

* Represents less than 1%.
** Assumes that all beneficially owned securities will be sold.

(1)                       Includes 1,239,019 shares held in trust for Philip E. Lundquist.

(2) – (3)        Beneficial ownership consists entirely of common stock.

(4)                       Consists entirely of 2,733,133 shares of common stock. The indicated beneficial holder also has the right to exercise warrants into up to 2,733,133 shares of our common stock pursuant to the warrants acquired in the August 2006 financing. As the Company currently does not have enough authorized shares of common stock to issue upon exercise of these common stock purchase warrants, subject to obtaining shareholder approval, the Company intends to register these shares in an amendment to this Registration Statement. Thus, the total amount of shares shown for this beneficial owner represents only 50% of the number of shares that the shareholder would have the right to acquire. Subject to shareholder approval and increase in authorized common stock of the Company, if this beneficial owner chose to exercise the warrants exercisable into 2,733,133 shares of our common stock, its percentage of class beneficially owned would be 10.96%. Such exercise would assume the waiver by the beneficial owner of the provision limiting its ability to exercise the warrants to purchase up to 9.99% of the issued and outstanding shares of common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue up to 50,000,000 shares of common stock, par value $0.001. As of December 31, 2006, there were 49,885,718 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

On January 3, 2007, we filed a definitive Proxy Statement on Schedule 14(a) with the SEC, setting forth the following proposals to be voted upon at our annual general meeting to be  held on January 30, 2007, at 4:30 p.m., Eastern Standard Time, at the Capital City Club located at 53 W. Brookhaven Dr. NE, Atlanta, Georgia 30319:

1.          To elect three (3) directors to the Board of Directors.  Each director elected by the stockholders will serve for a one-year term and until the election and qualification of his or her successor;

2.          To approve a proposal to change our state of incorporation from Nevada to Georgia by merging our company into our wholly-owned subsidiary incorporated in Georgia;

3.          To ratify the appointment of E. Philip Bailey, CPA, PC as independent registered public accounting firm for fiscal years 2006 and 2007; and

4.          To transact such other business as may properly come before the meeting.

The Board has determined the record date shall be December 1, 2006, and at the time of filing of this Registration Statement each of the above proposals has not been voted on.

Pursuant to the Common Stock and Warrant Purchase Agreement (the “Agreement”) and Registration Rights Agreement (the “RRA”), which the Company entered into in connection with the private placement in August of 2006 (the “Private Placement”) and pursuant to which it sold common stock and common stock warrants to certain accredited investors (the “Investors”), for aggregate gross proceeds of $2,219,939.80, the Company is required to amend its Articles of Incorporation in order to increase its authorized capital (the “Authorized Capital”) from 50,000,000 to at least 75,000,000 (the “Obligation”) on or before December 31, 2006. If it is unsuccessful in amending its Articles of Incorporation in order to increase its Authorized Capital, it will not be able to issue all of the shares of common stock underlying 7,399,799 warrants issued pursuant to the Private Placement, it will be in violation of the Agreement and the RRA, and it be liable to the Investors for liquidated damages amounting to $22,199.40 for each month that it is delinquent in its Obligation, subject to an overall limit of up to 50 months of partial liquidated damages. As of January 22, 2007 as a result of our failure to obtain Stockholder Approval by the Stockholder Meeting Deadline, we are obligated to pay to the Purchasers liquidated damages in an aggregate amount of $16,279.56. As further described below, we have filed with the SEC on January 3, 2007, a definitive Proxy Statement on Schedule 14(a) with respect to the annual meeting of our stockholders which will be held on January 30, 2007.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if:

•           there was no breach by the officer, director, employee or agent of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or

•           the officer, director, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees.  We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.  We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately-negotiated transactions;

•                                          short sales that are not violations of the laws and regulations of any state or the United States;

•                                          broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                          through the writing of options on the shares;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.  The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person.  In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion.  In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•             that a broker or dealer approve a person’s account for transactions in penny stocks; and

•             the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must

•             obtain financial information and investment experience objectives of the person; and

•             make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•             sets forth the basis on which the broker or dealer made the suitability determination; and

•             that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of December 31, 2006. The selling stockholders acquired their securities through a private placement of common stock and common stock warrants which closed in August of 2006. For more information on this private placement, please see below.

We will not receive any proceeds from the resale of the common stock by the selling stockholders, except for any proceeds received upon the exercise by the selling stockholders of 7,399,799 warrants issued in connection with the private placement which completed in August of 2006. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name	Total Shares Owned and Issuable Upon Exercise of Warrants Before Offering	Percentage of Common Stock, Assuming Full Exercise	Number of Shares Offered for Sale (3)	Number of Shares Owned After Completion of Offering (1)	Percentage of Common Stock Owned After Completion of Offering (2)

Potomac Capital Partners LP (4)	2,341,666	4.70%	1,170,833	1,170,833	2.30%
Pleiades Investment Partners RLP (5)	1,664,000	3.34%	832,000	832,000	1.64%
Potomac Capital International Ltd. (6)	1,460,600	2.93%	730,300	730,300	1.44%
Orion Capital Investments, LLC (7)	1,666,666	3.34%	833,333	833,333	1.64%

Tebo Capital, LLC (8)	1,000,000	2.01%	500,000	500,000	*

Kazi Management, VI LLC (9)	3,333,334	6.69%	1,666,667	1,666,667	3.24%

Dagpau Inc. (10)	1,333,334	2.68%	666,667	666,667	1.32%

Hammond Living Trust DTD 08/19/2003 (11)	666,666	1.34%	333,333	333,333	*

Hillcrest Financial LLC (12)	666,666	1.34%	333,333	333,333	*

Nite Capital LP (13)	666,666	1.34%	333,333	333,333	*

Total	14,799,598		7,399,799	7,399,799

* Less than 1%.

(1)           Assumes that all securities registered will be sold.

(2)           Applicable percentage ownership is based on 49,885,718 shares of common stock outstanding as of December 31, 2006, together with securities exercisable into shares of common stock within 60 days of December 31, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)           As the Company currently does not have enough authorized shares of common stock to issue upon exercise of the common stock purchase warrants to each respective shareholder listed in the selling shareholder table, the Company intends to register these shares in an amendment to this Registration Statement. Thus, the total amount of shares included in this registration statement represents only 50% of the number of shares that the Company is required to register.

(4)           Includes (i) 1,170,833 shares issuable upon exercise of warrants, and (ii) 1,170,833 shares of common stock. Paul J. Solit in his capacity as the managing member of Potomac Capital Management LLC, the general partner of Potomac Capital Partners LP, has the voting and investment power over the shares listed. The selling stockholder has advised us that they are not a broker-dealers or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

(5)           Includes (i) 832,000 shares issuable upon exercise of warrants, and (ii) 832,000 shares of common stock. Paul J. Solit in his capacity as the managing member of Potomac Capital Management LLC, the general partner of Pleiades Investment Partners RLP, has the voting and investment power over the shares listed.  The selling stockholder has advised us that they are not a broker-dealers or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

(6)           Includes (i) 730,300 shares issuable upon exercise of warrants, and (ii) 730,300 shares of common stock. Paul J. Solit in his capacity as the managing member of Potomac Capital Management LLC, the general partner of Potomac Capital International Ltd., has the voting and investment power over the shares listed. The selling stockholder has advised us that they are not a broker-dealers or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

(7)           Includes (i) 833,333 shares issuable upon exercise of warrants, and (ii) 833,333 shares of common stock. J. Shawn Chalmers in his capacity as the managing member of Orion Capital Investments, LLC has the voting and investment power over the shares listed. The selling stockholder has advised us that they are not a broker-dealers or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

(8)           Includes (i) 500,000 shares issuable upon exercise of warrants, and (ii) 500,000 shares of common stock. Todd A. Tumbleson in his capacity as the managing member of Tebo Capital, LLC has the voting and investment power over the shares listed. The selling stockholder has advised us that they are not a broker-dealers or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

(9)           Includes (i) 1,666,667 shares issuable upon exercise of warrants, and (ii) 1,666,667 shares of common stock. Michael J. Cook in his capacity as the managing member of Kazi Management, VI LLC, has the voting and investment power over the shares listed. Kazi Management VI, Inc., is a private investment fund that is owned by its investors and managed by Zubair Kazi, who, has voting and investment control, over the shares listed. The selling stockholder has advised us that they are not a broker-dealers or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

(10)     Includes (i) 666,667 shares issuable upon exercise of warrants, and (ii) 666,667 shares of common stock. Paul D’Agnese in his capacity as the controlling shareholder of Dagpau Inc., has the voting and investment power over the shares listed. The selling stockholder has advised us that they are not a broker-dealers or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

(11)     Includes (i) 333,333 shares issuable upon exercise of warrants, and (ii) 333,333 shares of common stock.  Brad Hammond in his capacity as the trustee of Hammond Living Trust DTD 08/19/2003, has the voting and investment power over the shares listed. The selling stockholder has advised us that they are not a broker-dealers or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

(12)     Includes (i) 333,333 shares issuable upon exercise of warrants, and (ii) 333,333 shares of common stock.  Frank and Joanne Salerno in their capacity as the managing members of Hillcrest Financial LLC, have the voting and investment power over the shares listed. The selling stockholder has advised us that they are not a broker-dealers or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

(13)     Includes (i) 333,333 shares issuable upon exercise of warrants, and (ii) 333,333 shares of common stock. Nite Capital LP, is a private investment fund that is owned by its investors and managed by the general partner whose manager is Keith Goodman, who, has voting and investment control, over the shares listed. Mr. Goodman disclaims beneficial ownership of such shares. The selling stockholder has advised us that they are not a broker-dealers or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

In August of 2006 we offered and sold 7,399,799 shares (the “Shares”), of common stock, $0.001 par value (the “Common Stock”), together with warrants to purchase up to an additional 7,399,799 shares of Common Stock (the “Warrants”; the Warrants and Shares shall collectively be referred to as the “Securities”) for an aggregate amount of proceeds of $2,229,940 (the “Offering”). The Warrants have an exercise price of $0.60 per common share and a term of five years. The Securities were sold solely to accredited investors in a private placement offering exempt from registration under the Securities Act of 1933.

In connection with the private placement, we entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of August 24, 2006, with purchasers of the securities that contains customary representations, warranties and covenants. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends, and include certain cashless-exercise provisions.  The Warrants also contain anti-dilution adjustments to the exercise price and number of common shares issuable upon exercise in the event of certain dilutive issuances of equity securities.

In connection with the private placement, we entered into a Registration Rights Agreement with the purchasers of the securities pursuant to which we agreed to file a registration statement with the SEC within 60 days of the closing and use our best efforts to obtain effectiveness of the registration statement thereafter.  The registration statement will cover the resale of Shares and the shares of Common Stock underlying the Warrants (the “Warrant Shares”).  Our failure to abide by the effectiveness and certain other covenants contained in the Purchase Agreement relating to registration rights will result in our obligation to pay liquidated damages to each purchaser in the form of cash or common stock priced at $0.30 per share, subject to adjustment, at the rate of one percent of the amount equal to the product of (i) $0.30 and (ii) the number of shares of Registrable Shares, as defined below, then held by each purchaser for the initial 30 day period of the failure to have the registration statement become effective within 90 days after its filing date (or 120 days after its filing date if the registration statement is reviewed by the SEC, (and for each 30-day period thereafter up to 15 months). Registrable Shares means each Share and each Warrant Share.

Furthermore, under the requirements of the Purchase Agreement, we are required to hold a special or an annual meeting of our stockholders at which we are required to obtain approval of our stockholders holding the majority of our common stock outstanding as of a certain record date, of a proposal to increase the number of authorized Common Stock to not less than 75,000,000 shares (“Stockholder Approval”), on or before December 31, 2006 (the “Stockholder Meeting Deadline”).

If Stockholder Approval is not for any reason obtained by the Stockholder Meeting Deadline, then we will be obligated to make the payments to each purchaser as set forth below in the form of liquidated damages and not as a penalty.  The amount to be paid by us to each purchaser shall be equal to 1% of the product of (i) the per unit purchase price of the Shares and Warrants purchased by the purchaser under the Purchase Agreement and (ii) the number of Warrant Shares issuable upon exercise of all of the Warrants then held by such purchaser for each 30-day period after the Stockholder Meeting Deadline during which Stockholder Approval is not obtained, subject to an overall limit of up to 50 months of partial liquidated damages. Therefore, based on 7,399,799 units sold, each 30-day period we may be obligated to pay up to an aggregate of $22,199 in liquidated damages for failure to obtain Stockholder Approval for any reason by the Stockholder Meeting Deadline.

Neither the Shares offered and sold in the private placement nor the shares of Common Stock underlying the Warrants were registered under the Securities Act, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company offered and sold the above-referenced securities in reliance on the statutory exemption from registration in Section 4(2) of the Securities Act, and on Rule 506 under the Securities Act.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, NY will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Our financial statements as of December 31, 2005, and for the year then ended, have been included herein in reliance upon the report of E. Philip Bailey CPA PC, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

Our financial statements as of December 31, 2004, and for the year then ended, have been included herein in reliance upon the report of Bongiovanni and Associates, CPA’s, PA, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

(a) Previous independent accountants

(i) On July 20, 2005, the Company dismissed Bongiovanni and Associates, CPA’s, PA, as its independent accountants. The Company’s Board of Directors approved the decision to change independent accountants.

(ii) Except for a “Going Concern” disclaimer issued by the Company’s accountants in connection with the audit of the Company’s financial statements for each of the two prior fiscal years ended December 31, 2004 and 2003, respectively, the reports of Bongiovanni and Associates, CPA’s, PA on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii) In connection with its audits for the two most recent fiscal years and up to the date of the dismissal, there have been no disagreements with Bongiovanni and Associates, CPA’s, PA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Bongiovanni and Associates, CPA’s, PA would have caused them to make reference thereto in their report on the financial statements for such years.

(iv) During the two most recent fiscal years the former accountant did not advise the Company with respect to items listed in Regulation S-B Item 304(a)(1)(iv)(B)).

(b) New independent accountants

The Company engaged E. Philip Bailey CPA PC as its new independent accountants as of July 20, 2006. During the two most recent fiscal years and through March 31, 2006, the Company has not consulted with E. Philip Bailey CPA PC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that E. Philip Bailey CPA PC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions to Item 304 of Regulation S-B.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, we are required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC’s public reference facility maintained by the SEC in Room 1024, 100 F. Street, NW, Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

VUBOTICS, INC.

VUBOTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2006

(Unaudited)

ASSETS

Current Assets
Cash	$1,128,504
Accounts receivable	37,000
Deposits	1,297
Total current assets	1,166,801

Other Assets
Fixed assets, net of accumulated depreciation of $490	17,141
Intangible assets	102,529
Impairment reserve	(102,529)

Total Assets	$1,183,942

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$728,458
Accrued payroll and payroll liabilities	41,706
Accrued interest	14,453
Current portion of long term debt	400,000
Due to related party (note 6)	108,985
Total current liabilities	1,293,602

Notes payable — long term	817,742

Total liabilities	2,111,344

Stockholders’ (Deficit)
Common stock, $0.001 par value, 50,000,000 shares authorized, 49,805,718 shares issued and outstanding	49,806
Additional paid-in capital	12,183,270
Accumulated deficit	(13,160,478)
(927,402)

Total Liabilities and Stockholders’ Deficit	$1,183,942

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(Unaudited)

	2006	2005

Revenue	$37,000	$2,672

Cost of sales	—	2,675

Gross profit	37,000	(3)

Product development	368,038	134,066
Sales and marketing	485,343	165,157
General and administrative expenses	1,585,340	962,756
	2,438,721	1,261,979

Loss from operations	(2,401,721)	(1,261,982)

Interest expense	(50,143)	(103,650)
Interest income	4,732	—
Other income	—	25,000
Gain on debt restructure	798,046	—
	752,635	(78,650)

Net loss	$(1,649,086)	$(1,340,632)

Net loss per common share – basic and fully diluted	$(0.04)	$(0.04)

Weighted average number of common shares outstanding	41,006,311	31,131,875

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(Unaudited)

	2006	2005

Revenue	$37,000	$—

Product development	190,534	81,504
Sales and marketing	75,041	101,624
General and administrative expenses	269,517	249,949
	535,092	433,077

Loss from operations	(498,092)	(433,077)

Interest expense	(12,548)	(34,550)
Interest income	4,732	—
Other income	—	2,500
	(7,816)	(32,050)

Net loss	$(505,908)	$(465,127)

Net loss per common share - basic and fully diluted	$(0.01)	$(0.01)

Weighted average number of common shares outstanding	45,362,088	32,956,653

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(Unaudited)

	2006	2005

Cash Flows From Operating Activities
Net loss	$(1,649,086)	$(1,340,632)
Adjustments:
Issuance of common stock for services	961,007	638,896
Gain on debt restructure	(798,046)	—
Depreciation	490	—
Changes in:
Accounts receivable	(37,000)	—
Deposits	—	(1,296)
Accounts payable and accrued expenses	346,122	111,648
Accrued payroll and payroll liabilities	41,706	—
Accrued interest	(2,935)	103,650
Net cash used in operating activities	(1,137,742)	(487,734)

Cash Flows From Investing Activities
Purchase of equipment	(17,631)	—
Net cash used in investing activities	(17,631)	—

Cash Flows From Financing Activities
Proceeds from issuance of common stock	2,280,401	412,500
Repayments of notes payable	(194,005)	—
Redemption of common stock	—	(7,250)
Loans from related party	197,298	83,072
Net cash provided by financing activities	2,283,694	488,322

Net (decrease) increase in cash	1,128,321	588
Cash – beginning of period	183	16,045
Cash – end of period	1,128,504	16,633

Supplemental disclosures of cash flow information Cash paid for interest	$17,867	$—

The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the nine months ended September 30, 2006:

The Company issued 8,822,133 shares of common stock for $2,280,401 cash.

The Company issued 3,839,828 shares of common stock for services valued at $961,007.

The Company issued 1,948,483 shares of common stock valued at $437,321 in repayment of loans.

VUBOTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(Unaudited)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Plan of Reorganization and Acquisition

On February 26, 1999, Halifax International, Inc. (formerly Silver Strike Mining Company, “the Company”) acquired Christopher Partners, Inc. through the issuance of 5,414,111 shares of common stock. Shareholders of Silver Striker Mining Company received a total of 1,022,500 shares of Halifax International, Inc. common stock and $125,000. The Company also authorized a name change to Halifax International, Inc. upon the effective date of the merger. This merger is treated as a reverse acquisition and, therefore, all historical information is that of the accounting survivor Christopher Partners, Inc.

In November, 2004, Halifax International, Inc. changed its name to Vubotics, Inc.

Business Operations

The Company is a holding company with one operating subsidiary, Quantum Reader, Inc.

Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

However, as of September 30, 2006, the Company has accumulated net operating losses of $13,160,478. The Company also had a working capital deficiency of $126,801, an equity deficiency of $927,402 at September 30, 2006 and has significant currently maturing debt. The Company has raised capital to fund the operating activities primarily through private equity infusions from stockholders, loans through stockholders and other demand loans. The Company intends on financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the books of Vubotics, Inc. and its wholly owned subsidiary Quantum Reader, Inc. All inter-company transactions and accounts have been eliminated.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred and collection is reasonably assured. Revenue is not recognized until title has passed and risk of loss has transferred to the customer, which occurs at time of shipment. Services to be performed and revenue thus recognized have occurred and acknowledged by the customer in a manner that readily suggests in form and in substance that resources have been consumed and utilized and have met those customer expectations, terms and conditions of which are usually set in contractual format.

Stock Based Compensation

The Company has issued and may issue stock in lieu of cash for certain transactions. The fair value of the stock, which is based on comparable cash purchases, third party quotations, or the value of services, whichever is more readily determinable, is used to value the transaction.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. It is possible that the significant estimates used will change within the next year.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value exceeds the fair value of the assets, as measured by discounted cash flows over the remaining life of the assets.

Basic and Diluted Per Common Share

Under Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share,” basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same since additional potential common shares would be anti-dilutive.

NOTE 3 - NOTES PAYABLE

During the second quarter ended September 30, 2006, the Company’s notes payable with an aggregate principal balance of $1,135,000 was restructured pursuant to agreements whereby the old notes and terms were exchanged for new notes and new terms.  Under the agreements, accrued interest of $935,546 was forgiven, interest rates were reduced to 10% and maturity was extended to December, 2008.  In addition, accrued interest of $191,185 was combined with the outstanding principal balance of one of the old notes into a new note. The Company’s notes payable at September 30, 2006 are summarized as follows:

10% notes payable to a related party. The note is unsecured.	$701,700

10% notes payable to a related party. The note is unsecured.	193,925

10% notes payable to a Stockholder. The note is unsecured.	322,117

Total notes payable	$1,217,742

The aggregate principal maturing in subsequent years as of September 30, 2006 are as follows:

Amount currently outstanding:	$817,742
Current portion:	$400,000

The terms of the above notes payable to a stockholder and a related party are not necessarily indicative of the terms that would have been incurred had comparable agreements been made with independent parties.

NOTE 4 — STOCKHOLDERS’ EQUITY

During the nine months ended September 30, 2006:

On August 24, 2006, the Company sold for an aggregate of $2,219,940, 7,399,799 shares of common stock together with warrants to purchase up to an additional 7,399,799 shares of common stock. The warrants had an exercise price of $0.60 per common share and a term of five years.   The Company intends to register these shares.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$823.45
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$750.00
Transfer agent and registrar’s fees and expenses	$250.00
Miscellaneous expenses	$1,000.00

Total	$27,823.45

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

The Company issued 1,422,334 shares of common stock for $279,188 cash.

The Company issued 3,839,828 shares of common stock for services valued at $961,007.

The Company issued 1,948,483 shares of common stock valued at $437,321 in repayment of loans.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Litigation

Larry Rodammer had pending litigation against the Company, which was settled on April 10, 2006 and reported on the Company’s second quarter 10-QSB dated August 14, 2006.

NOTE 6 - RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2006, the Company issued 1,948,483 shares of it common stock valued at $437,321 to Philip E. Lundquist, Chairman of the Board, in repayment of loans.  The shares were valued at fair market value on the date of issuance.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

To the Board of Directors and Shareholders Vubotics, Inc (FKA Halifax International, Inc.)

Atlanta, Georgia

We have audited the accompanying consolidated balance sheet of Vubotics, Inc. (a Nevada corporation) and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Vubotics Inc. as of December 31, 2004, were audited by other auditors whose report dated July 19, 2005 was qualified as to the Company being able to continue as a going concern.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vubotics, Inc. and subsidiaries as of December 31, 2005, and the results of its operations and cash flows for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses and has a net capital deficiency. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ E. Philip Bailey CPA PC
E. Phillip Bailey CPA PC

Atlanta, Georgia

March 29, 2006

VUBOTICS, INC. AND SUBSIDIARIES

(FKA HALIFAX INTERNATIONAL, INC.)

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005

ASSETS

Current Assets
Cash	$183
Deposits	1,297
Total current assets	1,480

Other Assets
Intangible asset	102,529
Impairment reserve	(102,529)
Total other assets	—

Total Assets	$1,480

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Notes payable	$1,135,000
Accrued expenses	328,229
Accrued interest	1,092,181
Due to related party	349,008
Accounts payable	54,107
Total current liabilities	2,958,525

Commitments and Contingencies — Note 7

Stockholders’ (Deficit)
Common stock, $0.001 par value, 50,000,000 shares authorized, 34,997,274 shares issued and outstanding	34,997
Additional paid-in capital	8,519,152
Common stock to be issued	198
Accumulated deficit	(11,511,392)
(2,957,045)

Total Liabilities and Stockholders’ Deficit	$1,480

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

(FKA HALIFAX INTERNATIONAL, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Revenue	$2,672	$5,635

Cost of sales	2,675	572

Gross profit	(3)	5,063

Consulting and professional fees	1,502,522	452,220
Selling, general and administrative expenses	413,938	53,138
Impairment of intangible asset	—	102,529
	1,916,460	607,887

Loss from operations	(1,916,463)	(602,824)

Interest expense	(146,633)	(138,200)
Other income	25,000
Interest income	—	10
	(121,633)	(138,190)

Net loss	$(2,038,096)	$(741,014)

Net loss per common share - basic and fully diluted	$(0.06)	$(0.03)

Weighted average number of common shares outstanding	31,829,906	21,294,743

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

(FKA HALIFAX INTERNATIONAL, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock		Common Stock to be	Additional	Accumulated	Total Stockholders’
	Shares	Amount	Issued	Paid-In Capital	Deficit	Deficit

Balance, December 31, 2003	18,972,486	$18,972	$1,777	$6,578,602	$(8,732,282)	$(2,132,931)

Issuance of common stock for cash	4,258,623	4,259	(1,091)	272,582	—	275,750

Issuance of common stock for services	1,896,500	1,897	(686)	132,889	—	134,100

Issuance of common stock for acquisition of intangible asset	1,000,000	1,000	—	99,000	—	100,000

Common stock to be issued	—	—	67	9,933	—	10,000

Net loss	—	—	—	—	(741,014)	(741,014)

Balance, December 31, 2004	26,127,609	$26,128	$67	$7,093,006	$(9,473,296)	$(2,354,095)

Issuance of common stock for cash	2,533,333	2,533	(67)	480,034	—	482,500

Common stock to be issued	198,000	—	198	20,802	—	21,000

Issuance of common stock for services	6,385,332	6,385	—	932,511	—	938,896

Common stock redeemed	(49,000)	(49)	—	(7,201)	—	(7,250)

Net loss	—	—	—	—	(2,038,096)	(2,038,096)

Balance, December 31, 2005	35,195,274	$34,997	$198	$8,519,152	$(11,511,392)	$(2,957,045)

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

(FKA HALIFAX INTERNATIONAL, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Cash Flows From Operating Activities
Net loss	$(2,038,096)	$(741,014)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of common stock for services	938,896	134,100
Impairment of intangible asset	—	102,529
Deposits	(1,297)	—
Increase (decrease) in operating liabilities:
Accounts payable	2,777	19,998
Accrued expenses	95,229	93,000
Accrued interest	146,633	138,200
Net cash used in operating activities	(855.858)	(253,187)

Cash Flows From Financing Activities
Proceeds from issuance of common stock	482,500	275,750
Redemption of common stock	(7,250)	—
Proceeds from common stock to be issued	21,000	10,000
Loans from related party	343,746	(45,626)
Net cash provided by financing activities	839,996	240,124

Net increase (decrease) in cash	(15,862)	(13,063)
Cash – beginning of year	16,045	29,108
Cash – end of year	$183	$16,045

Supplemental disclosures of cash flow information
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of 1,000,000 common shares for acquisition of intangible asset	$—	$100,000

The accompanying notes are an integral part of these consolidated financial statements.

VUBOTICS, INC. AND SUBSIDIARIES

(FKA HALIFAX INTERNATIONAL, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Business Operations

In 2004, Halifax International, Inc. changed its name to Vubotics, Inc. (the “Company”).

Vubotics, Inc. (a Nevada Corporation) is a holding company with five subsidiaries - QuantumReader, Inc. (“QR”), Truscom, Inc. (“Truscom”), Christopher Partners, Inc. (“CP”), Annapolis Valley Ventures, Inc. (“Annapolis”) and X-VU, LLC. (“X-VU”). CP, Truscom, Annapolis and X-

VU, are non-operating subsidiaries with no assets. In January 2006 CP, Annapolis and X-VU were sold to a related party for nominal consideration.

Vubotics, through one of its wholly-owned subsidiaries, QuantumReader, Inc. is developing a new type of software product called Quantum Reader. Quantum Reader is a hardware independent software system which changes the way in which text is displayed on electronic displays, according to the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the books of Vubotics, Inc. (formerly Silver Strike Mining Company) and its wholly owned subsidiaries Christopher Partners, Inc., QuantumReader, Inc., Truscom Inc., Annapolis Valley Ventures, Inc. and X-VU, LLC. All inter-company transactions and accounts have been eliminated

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred and collection is reasonably assured. Revenue is not recognized until title has passed and risk of loss has transferred to the customer, which occurs at time of shipment. Services to be performed and revenue thus recognized have occurred and acknowledged by the customer in a manner that readily suggests in form and in substance that resources have been consumed and utilized and have met those customer expectations, terms and conditions of which are usually set in contractual format.

Stock Based Compensation

The Company has issued and may issue stock in lieu of cash for certain transactions. The fair value of the stock, which is based on comparable cash purchases, third party quotations, or the value of services, whichever is more readily determinable, is used to value the transaction

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. It is possible that the significant estimates used will change within the next year.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value exceeds the fair value of the assets, as measured by discounted cash flows over the remaining life of the assets.

Basic and Diluted Per Common Share

Under Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share,” basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same since additional potential common shares would be anti-dilutive.

Income Taxes

Deferred income tax assets and liabilities are recognized for the estimated tax effects of temporary differences between the financial reporting and tax reporting bases of assets and liabilities and for loss carry forwards based on enacted tax laws and rates. A valuation allowance is used to eliminate deferred income tax assets to the amount that is more likely than not to be utilized.

Significant Recent Accounting Pronouncements

In March 2004, the FASB ratified EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF 03-1”), but delayed the recognition and measurement provisions of EITF 03-1 in September 2004. For reporting periods beginning after June 14, 2004, only the disclosure requirements for available-for-sale securities and cost method investments are required. The Company’s adoption of the requirements did not have a significant impact on the Company’s disclosures.

In July 2004, the FASB issued EITF Issue No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other than Common Stock” (“EITF 02-14”). EITF 02-14 requires application of the equity method of accounting when an investor is able to exert significant influence over operating and financial policies of an invested through ownership of common stock or in-substance common stock. EITF 02-14 is effective for reporting periods beginning after September 15, 2004.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” (SFAS 151). This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123(R), “Accounting for Stock-Based Compensation”. SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is expected to have a material impact on the financial statements of the Company commencing with the third quarter of the year ending September 30, 2006. Small business issuers need not comply with the new standard until fiscal periods beginning after December 15, 2005. The Company already records the expense of employee stock options for annual and quarterly periods on fair value calculation according to SFAS No.123.

In December 2004,  the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123  (Revised), “Share-Based Payment”  (“SFAS 123(R)”). SFAS 123(R)  replaces SFAS 123 and supersedes APB 25. SFAS 123(R) is effective as of the beginning of the first annual reporting period that begins after December 15,  2005. SFAS 123(R) requires that the costs resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123(R)  applies to all awards granted after the required effective date and shall not apply to awards granted in periods before the required effective date, except if prior awards vest, are modified,  repurchased or cancelled after the effective date. SFAS 123(R) also amends Statement of Financial Accounting Standards No. 95,  “Statement of Cash Flows”,  to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The Company adopted SFAS 123(R) effective January 1, 2006.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”),  which offers guidance on SFAS 123(R). SAB 107 was issued to assist preparers by simplifying some of the implementation challenges of SFAS 123(R) while enhancing the information that investors receive. SAB 107 creates a framework that is premised on two overarching themes: (a) considerable judgment will be required by preparers to successfully implement SFAS 123(R), specifically when valuing employee stock options;   and (b)  reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options.

In May 2005,  the FASB issued SFAS 154,  “Accounting Changes and Error Corrections”. SFAS No. 154  establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules,  all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 supersedes Accounting Principles Bulletin (APB) Opinion 2,  “Accounting for Changes” and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements”,  though it carries forward the guidance of those pronouncements with respect to accounting for changes in estimates,

changes in the reporting entity,   and error corrections. This statement is effective for accounting changes and error corrections made in years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. The Company does not expect adoption of SFAS No. 154 to have a material impact on the Company’s financial statements.

In June 2005, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 05-6 (“Issue”),  “Determining the Amortization Period for Leasehold Improvements”. This Issue provides guidance on determination of the amortization period for leasehold improvements that are purchased subsequent to the inception of the lease. Such leasehold improvements should be amortized over the lesser of the useful life of the asset, or the lease term that includes reasonably assured lease renewals. This Issue is effective for leasehold improvements acquired in the periods beginning after July 1,  2005. The Company does not expect the adoption of EITF No. 05-6 to have a material effect on its financial statements.

Key topics covered by SAB 107 include valuation models, expected volatility and expected term. The Company will apply the principles of SAB 107 in conjunction with its adoption of SFAS 123(R).

The adoption of EITF 02-14 will not have a significant impact on the Company’s financial statements.

NOTE 3 - NOTES PAYABLE

The Company’s notes payable at December 31, 2005 are summarized as follows:

12% notes payable to a related party. The note is unsecured. At the option of the holder, the notes are convertible into common stock at $1 per share	$725,000

13% notes payable to a related party. The note are unsecured.	200,000

12% notes payable to a stockholder. The note are unsecured.	210,000

Total notes payable	$1,135,000

The aggregate principal amounts of the notes payable maturing in subsequent years as of December 31, 2005 are as follows:

Amount currently outstanding:	$1,135,000
Currently Due:	$1,135,000

NOTE 4 — PURCHASE OF QUANTUM READER, INC. AND RELATED IMPAIRMENT

The Company purchased the entire stock of QuantumReader, Inc. (“QR”) in a stock for stock transaction. The purchase price was valued at $102,529 with $2,529 being allocated for liabilities assumed and 1,000,000 shares of stock issued by the Company for the technology of the acquired company. As part of the acquisition, the Company is obligated to fund a minimum of $250,000 during the first six months from the closing and another $250,000 during the second six months for continued development, marketing and other corporate uses. As mentioned in note 8, there exist significant concerns as to the Company’s viability as a going concern. Therefore in light of such concerns and for other reasons set forth below, the Company has reserved for the entire amount of those intangible assets purchased. In addition, there are certain compensatory obligations that the Company has entered into with the former president of Quantum Enterprises Inc; see Note 7-Commitments and Contingencies.

The Company currently does not present any indefinite-lived intangible assets in its balance sheet. For the year ended December 31, 2004 and in accordance with SFAS No. 142, the Company performed its annual impairment test of its intangible asset and concluded that an impairment existed at that date. The factors considered led to a substantial doubt of the Company to recover its investment due to a lack of certainty in future cash flows calculated on an undiscounted basis. In addition, based on its fair market value estimate the related write down was required to record the intangible asset on its fair market value. As a result, the Company recorded an impairment charge in the amount of $102,529 for the full carrying value of the intangible asset during the year ended December 31, 2004.

NOTE 5 - INCOME TAXES

The effective tax rate varies from the maximum federal statutory rate as a result of the following items for the twelve months ended December 31, 2005 and 2004:

	December 31,	December 31,
	2005	2004

Tax benefit computed at the maximum federal statutory rate	(34.0)%	(34.0)%

State tax rate, net of federal tax benefit	(4.5)	(4.5)

Increase in valuation allowance	38.5	38.5

Effective income tax rate	0.0%	0.0%

Deferred income tax assets and the related valuation allowances result principally from the potential tax benefits of net operating loss carry forwards.

The Company has recorded a valuation allowance to reflect the uncertainty of the ultimate utilization of the deferred tax assets as follows:

	December 31,	December 31,
	2005	2004

Deferred tax assets	$4,432,000	$3,591,000

Less valuation allowance	(4,432,000)	(3,591,000)

Net deferred tax assets	$—	$—

For financial statement purposes, no tax benefit has been reported as the Company has had significant losses in recent years and realization of the tax benefits is uncertain. Accordingly, a valuation allowance has been established in the full amount of the deferred tax asset.

At December 31, 2005, the Company had net operating loss carry forwards of approximately $11,511,000 which will be available to offset future taxable income. These net operating loss carry forwards expire at various through 2025. The utilization of the net operating loss carry forwards is dependent upon the Company’s ability to generate sufficient taxable income during the carryforward period.

NOTE 6 - RELATED PARTY TRANSACTIONS

Loan repayments of $38,110 were paid to Philip E. Lundquist, an officer and shareholder, during the year ended December 31, 2005.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Litigation

On July 16, 2002, Larry Rodammer (“Rodammer”) filed a complaint against the Company, Mr. Philip Lundquist and Christopher Partners, Inc., a wholly owned subsidiary of the Company, in the Circuit Court of the 15th Judicial Circuit In and For Broward County, Florida seeking damages in excess of $210,000 and other unspecified relief. The litigation arose out of failure to pay two promissory notes made by Christopher Partners, Inc. to Rodammer and one promissory note made by the Company to Rodammer and includes claims against Mr. Lundquist for alleged misrepresentations made to Rodammer. On September 10, 2002, the Defendants filed an answer seeking dismissal of this case. Defendants intend to vigorously defend against the claims in the complaint.

On March 14, 2002, Cellcards of Illinois, L.L.C. (“Cellcards”) filed a complaint against Annapolis Valley Ventures, Inc., a wholly owned subsidiary of the Company (“Annapolis”) in the State of Illinois seeking actual damages of approximately $100,000, and other unspecified relief. The litigation arose out of orders placed by Annapolis with Cellcards for prepaid cellular products. In July 2002, judgment was entered against Annapolis. This amount is included in accrued expenses in the accompanying balance sheet at December 31, 2004.

In November 2001, Cellmart Wireless, Inc. (“Cellmart”) filed a complaint against the Company, Annapolis Valley Ventures, Inc. and Messrs. Lundquist and Brisker in the State of Texas seeking actual damages of approximately $40,000 and unspecified exemplary damages. The litigation arose out of a Non-Exclusive Distributor Agreement dated July 6, 2001 by and between Cellmart and the Company, and the conduct of the parties thereunder. On August 13, 2002, judgment was entered in favor of the plaintiff against the defendants. This amount is included in accrued expenses in the accompanying balance sheet at December 31, 2004.

As part of the purchase of the subsidiary QR, the Company entered into an agreement with an entity controlled by QR’s former president obligating the Company to pay him $135,900 in 2005. In addition, the president has agreed to enter into certain non-compete covenants.

NOTE 8 — GOING CONCERN

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. However, the Company has incurred net losses of $2,038,096 and $741,014 for the twelve months ended December 31, 2005 and 2004, respectively. The Company also had a working capital deficiency of $2,957,045 and an equity deficiency of $2,957,045 at December 31, 2005 and has significant currently maturing debt and related accrued interest thereto. The Company has raised capital to fund the operating activities primarily through private equity infusions from stockholders, loans through stockholders and other demand loans. The Company intends on financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts other than what is described in Note 4 below.

NOTE 9 — SUBSEQUENT EVENT — ( Unaudited )

The Company has reached an oral agreement in principle with Larry Rodammer in satisfaction of the final judgment in the lawsuit entitled Larry Rodammer v. Philip Lundquist, Christopher Partners, Inc. and Halifax International, Inc. , Circuit Court of the 17th Judicial Circuit of Broward County, Florida Case No. 02-013765 (12). The Company has agreed to pay the principal of $360,658.72 plus interest at ten percent (10%) per year on the unpaid principal amount. It is anticipated that the principal amount will be paid in installments with a final balloon payment in December of 2008. It is anticipated that the written Agreement will be executed shortly.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Nevada Revised Statutes and our Amended Articles of Incorporation, our directors and officers will have no individual liability to us or our stockholders or creditors for any damages resulting from the officer’s or director’s act or failure to act in his or her capacity as an officer or director unless it is proven that (i) the officer’s or director’s act or failure to act constituted a breach of his or her fiduciary duties as an officer or director; and (ii) the officer’s or director’s breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  The effect of this statute and our Amended Articles of Incorporation is to eliminate the individual liability of our officers and directors to the corporation or its stockholders or creditors, unless any act or failure to act of an officer or director meets both situations listed in (i) and (ii) above.

Our Amended Articles of Incorporation provide for the indemnification of our officers and directors to the maximum extent permitted by Nevada law.  The Nevada Revised Statutes also provide that a corporation may indemnify any officer or director who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer or director of the corporation, or is or was serving at the request of the corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director if (i) there was no breach by the officer or director of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or (ii) the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$300.88
Legal fees and expenses	$35,000.00	*
Accounting fees and expenses	$750.00	*
Transfer agent and registrar’s fees and expenses	$250.00	*
Miscellaneous expenses	$1,000.00	*
Total	$37,300.88	*

* Estimated

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On August 24, 2006, the Company sold for an aggregate of $2,219,940, 7,399,799 shares of common stock together with warrants to purchase up to an additional 7,399,799 shares of common stock. The warrants had an exercise price of $0.60 per common share and a term of five years.

The Company issued 1,422,334 shares of restricted common stock for $279,188 cash.

The Company issued 3,839,828 shares of restricted common stock for services valued at $961,007.

The Company issued 1,948,483 shares of restricted common stock valued at $437,321 in repayment of loans.

* All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

2.1	Agreement and Plan of Reorganization between Silver Strike Nevada and Christopher Partners, Inc., dated January 29, 1999. (1)

3(i)1	Articles of Incorporation of Vubotics, Inc. dated February 27, 1996 (fka Silver Strike Mining Company, Inc.) (1)

3(i)(2)	Certificate of Amendment to the Articles of Incorporation of the Company filed with the Secretary of the State of Nevada on July 8, 1996. (1)

3(i)(3)	Articles of Merger filed July 18, 1996. (1)

3(i)(4)

Certificate of Amendment to the Articles of Incorporation of the Company filed with the Secretary of the State of Nevada on July 23, 1996, increasing the authorized common stock to 20,000,000 shares and authorizing the company to create a class of preferred stock, $0.001 par value per share. (1)

3(i)(5)

Certificate of Amendment to the Articles of Incorporation of the Company filed with the Secretary of the State of Nevada on February 12, 1999, changing the name of the Company to Halifax International, Inc. (1)

3(i)(6)	Articles of Share Exchange filed February 26, 1999. (1)

3(ii).1	Amended and Restated By-laws of the Company. (1)

5.1	Legality opinion of Sichenzia Ross Friedman Ference.*

10.1	Exclusive Sales Representative Agreement between Truscom and XTec, dated October 11, 2000. (Incorporated by reference to Exhibit No. 10.1 to the Form 10-QSB, filed November 13, 2000.)

10.2	Consultant Agreement between Halifax and Columbia Financial Group, Inc., dated January 2, 2001. (Incorporated by reference to Exhibit 10.2 to the Form 10-KSB, filed March 29, 2001).

10.3	Employment Agreement between Stephen E. Brisker and Halifax International, Inc., dated June 1, 2001. (Incorporated by reference to Exhibit 10.3 to Form 10-KSB filed April 15, 2002)

10.4

Plan and Agreement of Reorganization By and Between QuantumReader, Inc. and Vubotics, Inc. dated November 17, 2004 (incorporated by reference to Exhibit 10.4 to Form 10-KSB for the fiscal year ended December 31, 2004 filed on October 14, 2005)

10.5	Form of Common Stock and Warrant Purchase Agreement dated August 24, 2006 entered into by and among Vubotics, Inc. and the purchasers signatory thereto. (3)

10.6	Form of Common Stock Purchase Warrant dated August 24, 2006 issued by the Company to the purchasers signatory thereto. (3)

10.7	Form of Registration Rights Agreement dated August 24, 2006 entered into by and among Vubotics, Inc. and the purchasers signatory thereto. (3)

21.1	List of Subsidiaries. (4)

23.1	Consent of E. Philip Bailey CPA PC. *

23.2	Consent of Bongiovanni and Associates, CPA’s, PA .*

23.3	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1) *

24.1	Power of Attorney. (Included in the signature page hereto) (4)

* Filed herewith.

 + Compensatory plan or arrangement

(1) Incorporated by reference to the Company’s Registration Statement filed with the SEC on Form 10-SB on January 13, 2000.

(2) Incorporated by reference to the Company’s Annual Report filed with the SEC on Form 10-KSB on March 31, 2006.

(3) Incorporated by reference to the Company’s Current Report filed with the SEC on Form 8-K on August 28, 2006.

(4) Incorporated by reference to the Company’s Registration Statement filed with the SEC on Form SB-2 on December 22, 2006.

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia, on January 23, 2007.

Vubotics, Inc.

By:	/s/ Philip E. Lundquist
Philip E. Lundquist
Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Philip E. Lundquist	Chief Executive Officer, Chief	January 23, 2007
Philip E. Lindquist	Financial Officer, Principal Accounting Officer, Chairman, Treasurer and Secretary

	Director	January 23, 2007
Ronan Harris

/s/ Robert T. Eramian*	Director	January 23, 2007

*/s/ Philip E. Lundquist,

Philip E. Lundquist, as Attorney in Fact pursuant to Power of Attorney, signed by the indicated directors, a copy of which was attached to initial Registration Statement filed by the Company with the SEC on Form SB-2 on December 22, 2006.